Exhibit 24

                               GROW GROUP, INC.
                               200 Park Avenue
                             New York, NY  10166

                                             May 11, 1995

          Mr. Conway G. Ivy
          Vice President Corporate Planning
            & Development
          The Sherwin-Williams Company
          101 Prospect Avenue N.W.
          Cleveland, OH  44115

                          CONFIDENTIALITY AGREEMENT

          Dear Mr. Ivy:

          The Sherwin-Williams Company has requested that Grow Group, Inc. (the "Company") furnish it with certain information relating to the Company which is non-public, confidential and proprietary in nature in connection with its proposed acquisition of the Company (the "Transaction"). All such information (whether written or oral) furnished (whether before or after the date hereof) by the Company or its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "your Representatives") and all analyses, compilations, forecasts, studies or other notes or documents prepared by you or your Representatives which contain or reflect, or are generated from, any such information or which reflect you or your Representatives review of, or your interest in, the Transaction (other than any documents prepared by you or your Representatives in connection with any public tender offer for the shares of the Company's common stock) is hereinafter referred to as the "Information." The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives in breach of this Agreement or
          (ii) is or becomes available to you on a nonconfidential basis from a source (other than the Company or our Representatives) which, to the best of your knowledge after due inquiry, is not prohibited from disclosing such information to you by a legal, contractual, fiduciary or other obligation to the Company.

          As a condition to, and in consideration of the Company providing you with Information, you acknowledge and agree as follows:

          1.   You and your Representatives for a period of five
               (5) years from the date hereof (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Transaction. You further agree to disclose the Information only to your Representatives (a) who need to know the Information in connection with negotiating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who agree to be bound by the terms of this letter agreement. Notwithstanding any provision to the contrary contained herein, you shall be permitted to disclose such of the Information as you are advised by counsel is legally required to be disclosed under the federal securities laws. You agree that you will be responsible for any breach of this letter agreement by any of your Representatives.

          2. In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise ) to disclose any of the Information, you will notify the Company promptly in writing so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. You agree not to oppose any action by the Company to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this letter agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required.

          3. You shall keep a record of each location of the Information. You agree, immediately upon a request from the Company, to return to the Company all Information, and no copies, extracts or other reproductions of the Information shall be retained by you or your Representatives, except that one copy may be kept by your legal Representatives solely for the purpose of monitoring your obligations hereunder. Any portion of the Information that consists solely of analyses, compilations, forecasts, schedules or other notes or documents prepared by you or your Representatives, in lieu of being returned to the Company, may be destroyed by you, in which event one of your authorized officers shall provide certification to the Company that materials have in fact been so destroyed. Any oral Information that is retained by you or your Representatives will continue to be subject to this letter agreement.

          4. You acknowledge that none of the Company, nor our Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree, to the fullest extent permitted by law, that no such person will have any liability to you or any of your Representatives on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise) with respect to the Transaction as a result of this letter agreement, your participation in evaluating the Transaction, your review of the Company, the use of the Information by you or your representatives, any errors therein or omissions from the Information, or otherwise. Nothing in the foregoing provision shall be deemed to waive or limit in any respect any rights or claims you may have based on any actual or alleged breaches of the fiduciary duties owed by the Company's board of directors to the Company and its stockholders. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

          5.   You are aware, and you will advise your
               Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person.

          6. (a) Except as otherwise expressly provided in paragraph 6(b) below, you agree that, for a period of three years from the date of this letter agreement, neither you nor any of your affiliates will, without the prior written consent of the Company: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its subsidiaries or their securities or assets; (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; (v) seek to acquire control of the Company or influence the Board of Directors, management or policies of the Company; (vi) induce any other person or entity to do any of the foregoing; or (vii) request the Company or any of our Representatives, directly or indirectly, to amend or waive any provision of this paragraph.

               (b) Notwithstanding paragraph 6(a) above, you or any direct or indirect wholly-owned subsidiary of yours shall be permitted to acquire shares of Company common stock pursuant to the pending cash tender offer commenced on May 8, 1995 by your wholly-owned subsidiary for all outstanding shares of Company common stock, at a price not less than $19.50 net per share in cash to the seller or such higher price in cash that you or one of your direct wholly-owned subsidiaries may offer to pay for shares of the Company's common stock pursuant to such pending cash tender offer; provided, however, you shall be permitted to acquire shares of the Company's common stock pursuant to a cash tender for all outstanding shares by you or any direct or indirect wholly-owned subsidiary of yours made in accordance with Regulation 14D under the Exchange Act at the amount per share offered (or any greater amount per share offered) in any merger, tender offer or similar transaction that shall have been approved by the Company's Board of Directors within 90 days prior to the commencement of such cash tender offer by you or your direct or indirect wholly-owned subsidiary, except that it is understood and agreed that this proviso shall not be applicable to approval by the Company's Board of Directors of the tender offer commenced by Imperial Chemical Industries PLC on May 4, 1995.

          7.   (a)   You agree that the Company could be
                     irreparably injured by a breach of this
                     letter agreement by you or your
                     Representatives, that monetary remedies might be inadequate to protect us against any actual or threatened breach of this letter agreement by you or by your Representatives.

               (b) It is further agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               (c) This letter agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

               (d) This letter agreement contains the entire agreement between you and us concerning the subject matter hereof and supersedes all previous agreements, written or oral, relating to the subject mater hereof. No modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

               (e) If any provision of this letter agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this letter agreement but shall be confined in its operation to the provision of this agreement directly involved in the controversy in which such judgment shall have been rendered.

               (f) This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

               (g) This letter agreement shall inure to the benefit of and be binding upon our respective successors and assigns, as well as any person that may acquire, after the date hereof, any subsidiary of division of either of us with respect to Information concerning the business or affairs of such subsidiary or division.

          Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                             Very truly yours,

                                             GROW GROUP, INC.

                                             By:/s/ Lloyd Frank
                                                 Name:  Lloyd Frank
                                                 Title: Secretary

          Accepted and Agreed
          as of the date first
          written above:

          THE SHERWIN-WILLIAMS COMPANY

          By:/s/ Conway G. Ivy
              Name:  Conway G. Ivy
              Title: Vice President Corporate Planning
                        & Development